UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

UGODS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	333-131131 (Commission File No.)	20-2304161 (IRS Employer Identification No.)
9101 West Sahara, Suite 105-195, Las Vegas, NV (Address of principal executive offices)

702 528-2499

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 16, 2007, UGODS Inc (the “Company”) entered into a material definitive agreement (the “Agreement”) with Zhanjiang Taoda Drink Co. Limited, Changchun Taoda Beverage Co. Limited and Shandong Olympic Forward Drink Co. Limited (collectively, the “Taoda Group”), and the shareholder of Taoda Group (“Shareholder”). Pursuant to the Agreement, the Company agreed to purchase 100% of the equity ownership of Taoda Group.

In consideration of such purchase, the Company will issue a total of 49,998,000 shares (the “Exchange Shares”) of our common stock. Upon closing of the transaction, a change of control of the Company will occur. Following the closing of this transaction and a share exchange transaction previously entered on February 13, 2007 and the issuance of the Exchange Shares, the Company will have a total of 70,000,000 shares issued and outstanding, of which 10,128,000 shares, or approximately 14.47%,  will be owned by the current shareholders of the Company.

Taoda Group is a group of bottled water manufacturing companies in China, producing bottled water under its own brands and for other brands including Coca-Cola and Danone.

The closing of the Agreement is subject to the successful completion of due diligence by the Company and an approval by the Company’s Board of Directors.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

The Share Exchange Agreement is incorporated by reference and attached hereto as Exhibit 2.1.

The Agreement is incorporated by reference and attached hereto as Exhibit 1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGODS, INC.

/s/ Chen Xing Hua

By: _______________________

Chen Xing Hua

Date: Feb 16, 2007